Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Kennedy-Wilson Holdings, Inc.:

We consent to the use of our report dated March 16, 2010, with respect to the consolidated balance sheets of Kennedy-Wilson Holdings, Inc. and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive loss, equity, and cash flows for each of the years in the three-year period ended December 31, 2009, included herein by reference and to the reference to our firm under the heading “Experts” in this Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1 to Form S-3.

Our report indicates that the 2009 financial statements of KW Residential, LLC were audited by other auditors and our opinion, insofar as it related to the 2009 amounts included in the consolidated financial statements of Kennedy-Wilson Holdings, Inc. for KW Residential, LLC, is based solely on the report of the other auditors.

/s/ KPMG LLP
Los Angeles, California June 8, 2010